                                                                    EXHIBIT 10.3

                       NONQUALIFIED STOCK OPTION AGREEMENT
              LIBERTE INVESTORS INC. 2002 LONG TERM INCENTIVE PLAN


         1. Grant of Option. Pursuant to the Liberte Investors Inc. 2002 Long Term Incentive Plan (the "PLAN") for employees, consultants and outside directors of Liberte Investors Inc., a Delaware corporation (the "COMPANY"), subject to approval by the Company's stockholders, the Company hereby grants to

                           Donald J. Edwards (the "PARTICIPANT"),

an option to purchase shares of Common Stock ("COMMON STOCK") of the Company as follows:

         On the date hereof, the Company grants to the Participant an option (the "OPTION" or "STOCK OPTION") to purchase 2,573,678 full shares or such other number of full shares as adjusted in accordance with Section 4(h) of the Employment Agreement (as adjusted, the "OPTIONED SHARES") of Common Stock at an Option Price equal to Three Dollars ($3.00) per share (subject to adjustment as herein provided). The Date of Grant of this Stock Option is July 9, 2002.

The "OPTION PERIOD" shall commence on the Date of Grant and shall expire on the date immediately preceding the tenth (10th) anniversary of the Date of Grant. The Stock Option is a Nonqualified Stock Option.

         2. Capitalized Terms. The capitalized terms used herein that are defined in the Plan shall have the same meanings assigned to them in the Plan as in effect on the date hereof; any amendments to the Plan shall not affect this Stock Option unless agreed to in writing by the Participant. If there is a conflict between any of the terms and provisions of this Stock Option and the Plan, the terms and provisions of this Stock Option shall govern.

         3. Vesting; Time of Exercise.

                  (a) Prior to Acquisition Transaction. Except as specifically provided in this Agreement and Section 15.6 of the Plan, prior to the date of the Company's first Acquisition Transaction (as defined in that certain agreement of employment entered into by and between the Company and the Participant, dated as of July 1, 2002, as the same may be amended from time to time (the "EMPLOYMENT AGREEMENT")), the Optioned Shares shall be vested and the Stock Option shall be exercisable with respect thereto as follows: as of the first day of each month following the Date of Grant, an additional number of Optioned Shares shall be vested in an amount equal to the product obtained by multiplying (i) the total number of Optioned Shares granted hereunder, by (ii) a fraction equal to one-sixtieth (1/60th), until all such Optioned Shares are fully vested and exercisable; provided, however, that for any Optioned Shares to vest on any particular date under this paragraph, the Participant must be employed by the Company or a Subsidiary from the Date of Grant to such date.

                  (b) After an Acquisition Transaction. Following the date of the Company's first Acquisition Transaction, the total number of Optioned Shares which are unvested as of the date of consummation of such Acquisition Transaction (the "CLOSING DATE") shall be vested and the Stock Option shall be exercisable with respect thereto as follows: as of the first day of each month following the Closing Date, an additional number of Optioned Shares shall be vested in an amount equal to the product obtained by multiplying (i) the total number of Optioned Shares granted hereunder, by (ii) a fraction equal to one-fortieth (1/40th), until all such Optioned Shares are fully vested and exercisable;

         provided, however, that for any Optioned Shares to vest on any particular date under this paragraph, the Participant must be employed by the Company or a Subsidiary from the Date of Grant to such date.

                  (c) Accelerated Vesting Upon Certain Terminations of Service. All of the Optioned Shares not previously vested shall immediately become fully vested, and this Stock Option shall become fully exercisable, if not previously exercisable, upon the effective date of the earliest to occur of the following: (i) a Change of Control, (ii) the Participant's Termination of Service by the Participant for Good Reason, (iii) the Participant's Termination of Service by the Company without Cause, or (iv) the Participant's Termination of Service due to the Participant's permanent disability or death in accordance with the terms of the Employment Agreement. For purposes of this Stock Option, "GOOD REASON," and "CAUSE" shall be given the same meanings assigned to such terms in the Employment Agreement.

         4. Term; Forfeiture. Except as otherwise provided in this Agreement, to the extent the unexercised portion of the Stock Option relates to Optioned Shares that are not vested or do not become vested on the date of the Participant's Termination of Service pursuant to Section 3, such unvested portion of this Stock Option will be terminated on that date. The unexercised portion of the Stock Option that relates to Optioned Shares which are or which become vested will terminate at the first of the following to occur:

                  (a) 5 p.m. on the date the Option Period terminates;

                  (b) 5 p.m. on the date that is twelve (12) months following the Participant's Termination of Service by the Company for Cause; or

                  (c) 5 p.m. on the date that is twenty-four (24) months following the date of the Participant's Termination of Service for any reason other than by the Company for Cause, including a Termination of Service due to the Participant's death or disability, Termination of the Service by the Participant with or without Good Reason, and Termination of Service by the Company without Cause.

         5. Who May Exercise. Subject to the terms and conditions set forth in Sections 3 and 4 above, during the lifetime of the Participant, the Stock Option may be exercised only by the Participant, or by the Participant's guardian or personal or legal representative, or by any transferee as permitted under
Section 8 herein. If the Participant's Termination of Service is due to his death prior to the date specified in Section 4(a) hereof, or Participant dies prior to the termination dates specified in Sections 4(a) - (c) hereof, and the Participant has not exercised the Stock Option as to the maximum number of vested Optioned Shares as set forth in Section 3 hereof as of the date of death, the following persons may exercise the exercisable portion of the Stock Option on behalf of the Participant at any time prior to the earliest of the dates specified in Section 4 hereof: the personal representative of his estate, or the person who acquired the right to exercise the Stock Option by bequest or inheritance or by reason of the death of the Participant or a transferee as permitted in Section 8 herein; provided that the Stock Option shall remain subject to the other terms of this Agreement, Section 15.6 of the Plan and applicable laws, rules, and regulations.

         6. No Fractional Shares. The Stock Option may be exercised only with respect to full shares, and no fractional share of stock shall be issued.

         7. Manner of Exercise. Subject to such administrative regulations as the Committee may from time to time adopt, the Stock Option may be exercised by the delivery of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised, the date of exercise thereof (the "EXERCISE DATE") which shall be the day upon which such notice is given in accordance herewith. On the Exercise Date, the Participant shall deliver to the Company consideration with



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a value equal to the total Option Price of the shares to be purchased, payable as follows: (a) cash, check, bank draft, or money order payable to the order of the Company, (b) Common Stock (including Restricted Stock) owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, and which the Participant has not acquired from the Company within six (6) months prior to the Exercise Date, (c) if the Optioned Shares are no longer Nonpublicly Traded, by delivery (including by FAX) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price, and/or (d) in any other form of valid consideration that is acceptable to the Committee in its sole discretion. In the event that shares of Restricted Stock are tendered as consideration for the exercise of a Stock Option, a number of shares of Common Stock issued upon the exercise of the Stock Option with an Option Price equal to the value of Restricted Stock used as consideration therefor shall be subject to the same restrictions and provisions as the Restricted Stock so tendered. For example, if 250 shares of Restricted Stock valued at $6.00 per share are used to purchase 500 Optioned Shares at an Option Price of $3.00 per share, all 500 Optioned Shares shall be Restricted Stock.

         Upon payment of all amounts due from the Participant, the Company shall cause certificates for the Optioned Shares then being purchased to be delivered to the Participant (or the person exercising the Participant's Stock Option in the event of his death) at its principal business office as soon as practicable (but in no case more than three (3) days) after the Exercise Date in order to permit timely sales under applicable exchange rules or to permit timely participation in any liquidity event. Without limitation of any of the Company's obligations under the Employment Agreement, the obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that if at any time the Company shall determine in its discretion that the listing, registration, or qualification of the Stock Option or the Optioned Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, then the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Committee.

         8. Transfer and Assignment. Except as otherwise provided in this
Section 8, this Stock Option may not be assigned, transferred, pledged, hypothecated, or otherwise conveyed or encumbered by the Participant, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, this Stock Option may be transferred, assigned or otherwise conveyed to (i) any of the Participant's Immediate Family Members, (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, (iii) a partnership in which the only partners are (1) such Immediate Family Members and/or (2) entities, a majority of the beneficial ownership of which is owned by Immediate Family Members, (iv) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code, or (v) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code; provided, that (x) there shall be no consideration for any such transfer, (y) subsequent transfers may not be made hereunder except those by will or the laws of decent and distribution, and (z) a Termination of Service of Participant shall continue to have the effects in Sections 3 and 4 as if Participant had not transferred, assigned or otherwise conveyed this Stock Option.

         9. Rights as Stockholder. The Participant will have no rights as a stockholder with respect to any shares covered by the Stock Option until the issuance of a certificate or certificates to the Participant for the Optioned Shares, subject to the Company's obligation to issue such certificate(s) as soon as practicable in accordance with Section 7 above. The Optioned Shares shall be subject to the terms and conditions of this Agreement regarding such Shares. Except as otherwise provided in Section 10 hereof, no adjustment shall



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be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.

         10. Registration Rights.

                  (a) The Company shall use commercially reasonable efforts to cause to be filed with the Commission, within 180 days after the date hereof, a Registration Statement on Form S-8 (together with any successor forms thereto, the "REGISTRATION STATEMENT") covering the shares of Common Stock that may be delivered pursuant to Awards granted under the Plan, including the Optioned Shares and shares of Common Stock relating to the Additional Options (as defined in Section 12 below), if applicable, and shall use commercially reasonable efforts to have such Registration Statement declared and remain effective as soon as practicable thereafter.

                  (b) Substantially concurrently with the execution of this Stock Option, the Company and the Participant are executing a Registration Rights Agreement (herein so called) relating to the Purchased Shares (as such term is defined in the Employment Agreement), Optioned Shares and the Additional Options, if applicable, together with any securities issued or issuable with respect to the Optioned Shares and the Additional Options, if applicable, by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

         11. Adjustment of Number of Optioned Shares and Related Matters. The number of shares of Common Stock covered by the Stock Option, and the Option Prices thereof, shall be subject to adjustment in accordance with Articles 11 - 13 of the Plan.

         12. Future Offerings.

                  (a) The Company may engage in one or more equity offerings (each, an "OFFERING") at some time before or after the consummation of an Acquisition Transaction. The timing of such Offerings would be determined by the Board of Directors of the Company. With respect to the first $60 million of additional equity capital raised by the Company in connection with such Offerings, Participant will receive additional Options under the Plan so that the number of shares of common stock issuable under this Stock Option (and/or which have been issued and sold under this Stock Option) plus such additional Options (but not including the "PURCHASED SHARES" (as defined in the Employment Agreement)) represents ten percent (10%) of the fully diluted ownership of the Company following such Offerings (with such fully diluted calculation including all shares issued and outstanding on the date hereof, plus all shares reserved for issuance in connection with the exercise of this Stock Option and the other Management Equity (as such term is defined in the Employment Agreement) and the Purchased Shares (to the extent actually purchased by Participant), but excluding any Excluded Shares (as defined below)). All Options so issued ("ADDITIONAL OPTIONS") would be subject to the same rights, conditions and limitations as the Options granted herein, including, without limitation, applicable vesting restrictions (which would treat all Additional Options as if they were granted on the Date of Grant of the Options granted herein), an exercise price equal to Three Dollars ($3.00) per share (subject to adjustments for stock splits, stock dividends and the like) and applicable adjustments pursuant to Section 11 above. Upon the grant of any Additional Options pursuant to this
         Section 12, the Company and the Participant would undertake to file a Registration Statement on Form S-8 (or any successor form thereto) to cover the additional shares of Common Stock issuable under the Plan following the grant of the Additional Options and any related amendments to the Plan. The granting of the Additional Options shall be subject to all applicable legal requirements and the



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         requirements of any stock exchange or inter-dealer quotation system on which the Company's shares are listed or traded.

                  (b) For all purposes herein, "EXCLUDED SHARES" shall mean any of the following:

                           (i) other than the Management Equity, securities issuable or issued pursuant to equity compensation grants to employees, consultants or directors pursuant to plans or other arrangements approved by the Board of Directors of the Company;

                           (ii) securities issuable or issued in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, provided that such issuance is approved by the Board of Directors of the Company;

                           (iii) securities issuable or issued in connection with lease lines, bank financings or similar transactions that are primarily of a non-equity financing nature and are approved by the Board of Directors of the Company;

                           (iv) securities issuable or issued in connection with corporate or strategic partnering agreements or agreement to license technology, provided that such issuance is approved by the Board of Directors of the Company; and

                           (v) any other securities issuable or issued by the Company for which an adjustment would otherwise be made pursuant to
         Section 11 above.

         13. Nonqualified Stock Option. The Stock Option shall not be treated as an Incentive Stock Option.

         14. Voting. The Participant, as record holder of some or all of the Optioned Shares following exercise of this Stock Option, has the exclusive right to vote, or consent with respect to, such Optioned Shares until such time as the Optioned Shares are transferred in accordance with this Agreement; provided, however, that this Section shall not create any voting right where the holders of such Optioned Shares otherwise have no such right.

         15. Community Property. Each spouse individually is bound by, and such spouse's interest, if any, in any Optioned Shares is subject to, the terms of this Agreement. Nothing in this Agreement shall create a community property interest where none otherwise exists.

         16. Dispute Resolution. All disputes and controversies of every kind and nature between any parties hereto arising out of or in connection with this Agreement or the transactions described herein as to the construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation or breach, shall be submitted to arbitration pursuant to the arbitration procedures set forth in the Employment Agreement.

         17. Participant's Representations. Notwithstanding any of the provisions hereof, the Participant hereby agrees that he will not exercise the Stock Option granted hereby, and that the Company will not be obligated to issue any shares to the Participant hereunder, if the exercise thereof or the issuance of such shares shall constitute a violation by the Participant or the Company of any provision of any law or regulation of any governmental authority or any rule of any stock exchange or inter-dealer quotation system on which such



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shares are listed or traded, provided that the foregoing shall not be deemed to be a limitation of any other obligation of the Company hereunder or under the Employment Agreement.

         18. Investment Representation. Unless the Common Stock is issued to him in a transaction registered under applicable federal and state securities laws, by his execution hereof, the Participant represents and warrants to the Company that all Common Stock which may be purchased hereunder will be acquired by the Participant for investment purposes for his own account and not with any intent for resale or distribution in violation of federal or state securities laws. Unless the Common Stock is issued to him in a transaction registered under the applicable federal and state securities laws, all certificates issued with respect to the Common Stock shall bear an appropriate restrictive investment legend and shall be held indefinitely, unless they are subsequently registered under the applicable federal and state securities laws or the Participant obtains an opinion of counsel, in form and substance satisfactory to the Company and its counsel, that such registration is not required. The Company hereby agrees that from and after the time the Participant ceases to be an employee of the Company, it will not apply any policy or procedure to preclude hedging transactions with respect to the shares of the Company held by the Participant and that any policy relating to trading in the Company's capital stock shall not apply to the Participant.

         19. Lock Up. In connection with an underwritten public offering of Common Stock, upon the request of the Company or the principal underwriter managing such public offering, no shares of Common Stock received by the Participant under this Award Agreement may be sold, offered for sale or otherwise disposed of without the prior written consent of the Company or such underwriter, as the case may be, for up to one hundred eighty (180) days after the effectiveness of the registration statement filed in connection with such offering, if all of the Company's directors and officers agree to be similarly bound, and releases from any and all lock-up agreements in connection with such offering are granted on a pro-rata basis. This Section 19 shall cease to apply to any such shares of Common Stock sold to the public pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act in a transaction that otherwise complied with the terms of this Award Agreement and the Plan, and shall no longer apply six (6) months after the Participant ceases to be an officer, director, or 5% or more stockholder of the Company.

         20. Participant's Acknowledgments. The Participant acknowledges receipt of a copy of the Plan, which is annexed hereto, and represents that he or she is familiar with the terms and provisions thereof.

         21. Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws rule or principle of Delaware law that might refer the governance, construction, or interpretation of this agreement to the laws of another state).

         22. No Right to Continue Service or Employment. Nothing herein shall be construed to confer upon the Participant the right to continue in the employ or to provide services to the Company or any Subsidiary, whether as an employee or as a consultant or as an Outside Director, or interfere with or restrict in any way the right of the Company or any Subsidiary to discharge the Participant as an employee, consultant or Outside Director at any time; provided, that the foregoing shall in no way limit any right to which Executive is entitled under the Employment Agreement.

         23. Legal Construction. In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a Court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.



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         24. Covenants and Agreements as Independent Agreements. Each of the
covenants and agreements that is set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement. The existence of any claim or cause of action of the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

         25. Entire Agreement. This Agreement, together with the Employment Agreement and the other Transaction Agreements (as defined in the Employment Agreement) executed concurrently herewith (the "OTHER AGREEMENTS"), supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement and the Other Agreements. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement, the Other Agreements and that any agreement, statement or promise that is not contained in this Agreement, the Other Agreements shall not be valid or binding or of any force or effect.

         26. Parties Bound. The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein.

         27. Modification. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties.

         28. Headings. The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

         29. Gender and Number. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

         30. Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Participant, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

                  a. Notice to the Company shall be addressed and delivered as follows:

                           Liberte Investors Inc.
                           200 Crescent Court, Suite 1365
                           Dallas, Texas 75201
                           Attn: Chairman
                           Facsimile: (214) 871-5942

                  b. Notice to the Participant shall be addressed and delivered as set forth on the signature page.



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         31. Tax Requirements. The Participant, upon exercise of any portion of the Stock Option, shall be required to pay the Company the amount of all taxes which the Company is required to withhold as a result of the exercise of the Stock Option; such obligation to pay such taxes may be satisfied by any of the following or any combination thereof: (a) the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding obligation of the Company; (b) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Participant to the Company of shares of Common Stock other than (i) Restricted Stock or (ii) Common Stock that the Participant owns but has acquired from the Company within six months prior to the date of exercise, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding payment; or (c) the Company's withholding of a number of shares to be delivered upon the exercise of the Stock Option, which shares so withheld have an aggregate Fair Market Value that equals (but does not exceed) the required tax withholding payment; provided that, shares cannot be withheld in connection with the exercise of a Stock Option in excess of the minimum number required for tax withholding, and to permit the Stock Option to be accounted for as a fixed award. Any such withholding payments with respect to the exercise of any portion of the Stock Option in cash or by actual delivery of shares of Common Stock shall be required to be made within thirty (30) days after the delivery to the Participant of any certificate representing the shares of Common Stock acquired upon exercise of the Stock Option. The Company may, in its discretion, withhold such taxes from any other remuneration paid by the Company or a Subsidiary to the Participant.

         32. Option Cash-out. The Company may only make provisions for a cash payment to the holder of this Stock Option, as contemplated by Article 11 or
Section 12.3 of the Plan, in the event and subject to the consummation of the sale of substantially all of the assets or capital stock of the Company for cash.

         33. Failure to Pay Option Price; Notice to Participant. Section 8.3(c) of the Plan shall not apply to this Option unless the Participant receives from the Company written notice of an event giving rise to the forfeiture right described in Section 8.3(c) of the Plan and the Participant fails to cure such event within five (5) days after his receipt of such notice.

                                 * * * * * * * *



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

         IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed by its duly authorized officer, and the Participant, to evidence his consent and approval of all the terms hereof, has duly executed this Agreement, as of the date specified in Section 1 hereof.

                                       LIBERTE INVESTORS INC.:


                                       By: /s/ Gerald J. Ford
                                          --------------------------------------
                                       Name: Gerald J. Ford
                                       Title: Chairman


                                       DONALD J. EDWARDS:


                                       /s/ Donald J. Edwards
                                       -----------------------------------------
                                       Signature

                                       Address: 1857 N. Fremont Street
                                                Chicago, Illinois 60614



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